EXHIBIT 99

         COPY OF PRESS RELEASE

         This is a press release for REZconnect Technologies, Inc.

         FOR IMMEDIATE RELEASE

         DATED: January 6, 2005

         CONTACT PERSON: Betty Krystyniak, 201-567-8500, Ext.23

         FOR IMMEDIATE RELEASE

         -------------------------------------

       REZconnect Technologies, Inc., into which YourTravelBiz.com, Inc.
had previously been merged, has reincorporated in Delaware, changed the name of the company to YTB International, Inc. and now has
                         YTBL as its new trading symbol

         RezConnect Technologies, Inc. ([otcbb]: REZT) merged with YourTravelBiz.com, Inc., a private direct referral marketing travel business ("YTB"), on December 8, 2004, REZT becoming the surviving entity. Effective January 4, 2004, as required under their associated merger agreement executed September 17, 2004 and amended November 19, 2004, the merged REZconnect Technologies, Inc., a New York corporation, reincorporated in Delaware, has changed its name to YTB International, Inc. and increased its authorized common shares to 50,000,000, the preferred remaining at 5,000,000 authorized.

         Formerly [otcbb]: REZT, the company's new stock symbol is [otcbb]:
YTBL. There will be three (3) Delaware subsidiaries: YourTravelBiz.com, Inc.; YTB Travel Network, Inc.; and REZconnect Technologies, Inc. Through its operating subs, management believes it can grow the merged, stronger company into one of the fastest growing U. S. travel companies.

         Combining the companies will pair REZT's technology foundation with YTB's referral marketing network of over 8500 representatives, the latter through its YourTravelBiz.com, Inc. sub. REZconnect Technologies, Inc., the tech subsidiary for the continued system development, maintenance and expansion of online travel sites and, in addition, manages the franchise systems of RezCity.com and Travel Network. YTB Travel Network, Inc. is the full service online travel agency processing and fulfilling all online travel purchases.

         Related filings will follow shortly with the SEC.